Thursday, April 13, 2017
FOR IMMEDIATE RELEASE

Washington Federal Announces 4% Increase In Quarterly Earnings

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, National Association, today announced quarterly earnings of $42,070,000 or $0.47 per diluted share for the quarter ended March 31, 2017 compared to $41,723,000 or $0.45 per diluted share for the quarter ended March 31, 2016, a $0.02 or 4% increase. Return on equity for the quarter ended March 31, 2017 was 8.37% compared to 8.51% for the quarter ended March 31, 2016. Return on assets for the quarter ended March 31, 2017 was 1.13% compared to 1.14% for the same quarter in the prior year.
President & Chief Executive Officer Brent Beardall commented, “Washington Federal had a strong quarter and is positioned well for future growth. Operating metrics improved as we benefited from continued strong macro economic factors in our key markets. The Company had loan originations of $944 million during the quarter, a 24% increase from the prior year. Commercial loans represented two-thirds of total originations for the quarter. As announced earlier this week, we have entered into a merger agreement with Anchor Bancorp. This transaction will enhance our presence in southwestern Washington and is expected to be immediately accretive to tangible book value per share as well as accretive to earnings per share once fully integrated. It is important to recognize a milestone event that will occur on Monday April 24, 2017. That date marks the centennial anniversary for Washington Federal. We thank our clients, shareholders and employees for building one of the strongest banks in the United States. We look forward with optimism to the next 100 years as we strive to fulfill the changing needs of our clients while staying true to the values that made us who we are today.”

Total assets were $15.0 billion as of March 31, 2017 compared to $14.9 billion as of September 30, 2016. The Company continued to shift its asset mix from cash and investment securities to loans receivable. Since September 30, 2016, available-for-sale securities decreased $534 million or 27.8%, held-to-maturity securities increased $280 million or 19.8% and cash and cash equivalents decreased $184 million or 40.8%. During that same period net loans receivable increased by $552 million or 5.6%.
Customer deposits increased by $30 million or 0.3% since September 30, 2016 and totaled $10.6 billion as of March 31, 2017. Transaction accounts increased by $207 million or 3.4% during that period while time deposits decreased $177 million or 3.9%. The mix of customer deposits has continued to shift over the last several years as the Company focuses on growing transaction accounts to lessen sensitivity to rising interest rates and reduce interest expense. As of March 31, 2017, 58.4% of the Company’s deposits were in transaction accounts. Core deposits, defined as all transaction accounts and time deposits less than $250,000, totaled 94.8% of deposits at March 31, 2017.
Borrowings from the Federal Home Loan Bank totaled $2.2 billion as of March 31, 2017 and $2.1 billion at September 30, 2016.
Loan originations totaled $944 million for the 2nd fiscal quarter 2017, a $181 million or 24% increase over the $763 million of originations in the same quarter one year ago. Partially offsetting loan originations in each of these respective quarters were loan repayments of $711 million and $581 million. Commercial loans represented 66% of all loan originations during the 2nd fiscal quarter 2017 with consumer loans accounting for the remaining 34%. The Company views organic loan growth as the highest and best use of its capital and prefers commercial loans in this low rate environment because of their shorter duration. The weighted average interest rate on loans decreased to 4.25% as of March 31, 2017 from 4.26% at September 30, 2016 as new loans continue to be originated at interest rates lower than the average of the overall portfolio.
Asset quality remains strong and the ratio of non-performing assets to total assets was 0.53% as of March 31, 2017 compared to 0.56% at December 31, 2016 and 0.48% at September 30, 2016. Since September 30, 2016, real estate owned decreased by $6 million, or

22%, and non-accrual loans increased by $15 million, or 35%. Delinquent loans represented 0.65% of total loans at March 31, 2017 compared to 0.74% at December 31, 2016 and 0.68% at September 30, 2016. The allowance for loan losses and reserve for unfunded commitments totaled $127 million as of March 31, 2017 and was 1.09% of gross loans outstanding, as compared to $117 million or 1.07% of gross loans outstanding at September 30, 2016. The slight increase in the ratio of the total allowance and reserve to gross loans since our fiscal year end reflects the continued shift in the mix of the loan portfolio to include a greater proportion of commercial loans outstanding, which generally require a higher level of reserves.
On February 10, 2017, the Company paid a regular dividend on common stock of $0.15 per share, which represented the 136th consecutive quarterly cash dividend, as well as a special cash dividend on common stock of $0.25 per share. Since September 30, 2016, tangible common stockholders’ equity per share increased by $0.50 or 2.7% to $19.22 and the ratio of tangible common equity to tangible assets remained strong at 11.72% as of March 31, 2017.
Net interest income was $108 million for the quarter, an increase of $1.4 million or 1.3% from the same quarter in the prior year. The increase in net interest income was due to average earning assets increasing by $230 million. Net interest margin decreased to 3.15% in the 2nd fiscal quarter of 2017 from 3.16% for same quarter in the prior year. The decrease in net interest margin is primarily due to a decline in yield on loans as the low rate environment has led to new loan originations having lower yields than the loans that repaid.
The Company recorded a release of loan loss allowance of $1.6 million in the 2nd fiscal quarter of 2017 compared with a release of $1.5 million in the same quarter of 2016 as net recoveries in both quarters were offset by strong growth in the loan portfolio. Net recoveries were $5.2 million in the 2nd fiscal quarter of 2017 and $3.5 million for the prior year quarter.
Total other income was $10.1 million for the 2nd fiscal quarter 2017, a decrease of $0.6 million from $10.7 million in the same quarter of the prior year. The decrease this quarter was primarily related to $0.4 million less of deposit fee income.
Total operating expenses were $57.5 million in the 2nd fiscal quarter 2017, a decrease of $1.8 million or 3.0% from the prior year quarter. Information technology costs decreased by

$0.8 million and product delivery costs declined $0.8 million from the prior year quarter and this was largely attributable to the system conversion and resulting efficiency gains since 2016. The Company’s efficiency ratio was 48.8% in the 2nd fiscal quarter 2017 and is lower than the 50.6% for the same period one year ago due primarily to the decrease in operating expenses noted above.
Net gain on real estate owned was $0.8 million for 2nd fiscal quarter 2017 compared to a net gain of $3.9 million for the same quarter last year. Net gain or loss on real estate owned is expected to be somewhat volatile as it includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments.
For the quarter ended March 31, 2017, the Company recorded federal and state income tax expense of $20.7 million, which equates to a 33.00% effective tax rate. This compares to an effective tax rate of 33.89% for the fiscal year ended September 30, 2016. The decline in the effective tax rate from the prior year is due primarily to increased investments in bank owned life insurance, low income housing tax credits and tax exempt loans.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 236 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode, SVP, Director of Communications
206-626-8178
brad.goode@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2017	September 30, 2016
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$266,397	$450,368
Available-for-sale securities, at fair value	1,388,782	1,922,894
Held-to-maturity securities, at amortized cost	1,697,650	1,417,599
Loans receivable, net of allowance for loan losses of $121,922 and $113,494	10,463,022	9,910,920
Interest receivable	40,573	37,669
Premises and equipment, net	271,727	281,951
Real estate owned	22,543	29,027
FHLB and FRB stock	119,990	117,205
Bank owned life insurance	210,873	208,123
Intangible assets, including goodwill of $291,503	296,070	296,989
Federal and state income tax assets, net	—	16,047
Other assets	183,049	199,271
	$14,960,676	$14,888,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$6,212,699	$6,005,592
Time deposit accounts	4,418,108	4,595,260
	10,630,807	10,600,852
FHLB advances	2,150,000	2,080,000
Advance payments by borrowers for taxes and insurance	42,226	42,898
Accrued expenses and other liabilities	122,881	188,582
	12,945,914	12,912,332
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,823,779 and 134,307,818 shares issued; 89,438,563 and 89,680,847 shares outstanding	134,824	134,308
Paid-in capital	1,658,548	1,648,388
Accumulated other comprehensive (loss) income, net of taxes	2,279	(11,156)
Treasury stock, at cost; 45,385,216 and 44,626,971 shares	(760,087)	(739,686)
Retained earnings	979,198	943,877
	2,014,762	1,975,731
	$14,960,676	$14,888,063
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$22.53	$22.03
Tangible common stockholders' equity per share	$19.22	$18.72
Stockholders' equity to total assets	13.47%	13.27%
Tangible common stockholders' equity to tangible assets	11.72%	11.51%

Weighted average rates at period end
Loans and mortgage-backed securities	3.88%	3.86%
Combined loans, mortgage-backed securities and investments	3.73	3.58
Customer accounts	0.47	0.50
Borrowings	2.97	3.15
Combined cost of customer accounts and borrowings	0.89	0.93
Net interest spread	2.84	2.65

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$116,034	$113,211	$230,869	$226,074
Mortgage-backed securities	16,226	16,846	29,015	33,833
Investment securities and cash equivalents	3,938	5,006	9,078	10,280
	136,198	135,063	268,962	270,187
INTEREST EXPENSE
Customer accounts	12,392	13,071	25,409	25,788
FHLB advances and other borrowings	16,079	15,667	32,674	31,205
	28,471	28,738	58,083	56,993
Net interest income	107,727	106,325	210,879	213,194
Provision (release) for loan losses	(1,600)	(1,500)	(1,600)	(1,500)
Net interest income after provision (release) for loan losses	109,327	107,825	212,479	214,694

OTHER INCOME
Gain on sale of investment securities	—	—	968	—
Loan fee income	1,087	1,166	2,421	2,683
Deposit fee income	4,904	5,350	10,089	11,267
Other Income	4,145	4,213	8,554	7,414
	10,136	10,729	22,032	21,364
OTHER EXPENSE
Compensation and benefits	28,833	29,184	55,827	58,883
Occupancy	9,091	8,969	17,541	17,561
FDIC insurance premiums	2,910	2,785	5,749	5,374
Product delivery	3,489	4,294	6,850	9,817
Information technology	6,686	7,453	13,137	16,163
Other	6,458	6,541	12,704	15,937
	57,467	59,226	111,808	123,735
Gain on real estate owned, net	795	3,894	1,193	5,314
Income before income taxes	62,791	63,222	123,896	117,637
Income tax provision	20,721	21,499	40,580	40,816
NET INCOME	$42,070	$41,723	$83,316	$76,821

PER SHARE DATA
Basic earnings per share	$0.47	$0.45	$0.93	$0.83
Diluted earnings per share	0.47	0.45	0.93	0.83
Cash dividends per share	0.40	0.14	0.54	0.27
Basic weighted average shares outstanding	89,382,416	91,777,771	89,346,294	92,385,367
Diluted weighted average shares outstanding	89,736,320	92,147,998	89,732,042	92,860,052

PERFORMANCE RATIOS
Return on average assets	1.13%	1.14%	1.12%	1.05%
Return on average common equity	8.37	8.51	8.34	7.83
Net interest margin	3.15	3.16	3.08	3.17
Efficiency ratio	48.76	50.60	48.00	52.75